Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of March 4, 2012, (the “Effective Date”) is by and between AeroGrow International, Inc., a Nevada corporation (the “Company”), and H. MacGregor Clarke (the “Executive”).

 In consideration of the promises and conditions contained herein, the parties hereto agree as follows:

Section 1.  Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company upon the terms and subject to the conditions hereinafter set forth in this Agreement.  Executive’s employment with Company pursuant to the terms of this Agreement commenced on March 4, 2012.

Section 2.  Duties During Contract Term.  Executive shall serve as the Chief Financial Officer (“CFO”) of the Company.  Executive’s employment with the Company shall be at the pleasure of the Chief Executive Officer and the Board of Directors of the Company.  Executive hereby agrees to perform such responsibilities and duties, and undertake such authorities, as are customarily performed and undertaken by executives holding positions similar to that assigned to Executive in similar businesses, as well as any other reasonable responsibilities, duties and authorities commensurate with the CFO position.  Executive will perform his duties under this paragraph faithfully and to the reasonable best of his ability, will devote substantially all his working time and efforts to the business of the Company, and shall comply with all reasonable and lawful existing and future formal policies applicable to senior management level employees of the Company and to the Company's business.

 Section 3.  Term.  Unless Executive's employment hereunder is terminated earlier pursuant to Section 6 of this Agreement, the term of this Agreement began on March 4, 2012 and shall expire on March 4, 2013 (the “Initial Contract Term”), provided that upon the expiration of the Initial Contract Term, the Executive's employment hereunder shall continue for additional consecutive extension terms of one (1) year each until either party gives notice of termination to the other at least thirty (30) days prior to end of the current term.  The Initial Contract Term and any extension thereof are referred to as the Contract Term.

Section 4.  Compensation and Benefits.  In consideration for the services of the Executive hereunder, the Company will compensate Executive as follows:

(a) Base Salary.  Beginning on the Effective Date, Executive shall be entitled to receive a base salary of $200,000 per annum, payable in accordance with the Company’s normal payroll procedures and subject to applicable tax withholding.  Effective on September 2, 2012, Executive’s base salary will be increased to $226,923.  Effective as of April 1, 2013, and on each April 1 thereafter, Executive’s base salary shall be adjusted upward by a minimum of 3%, or by such higher percentage as may be determined by the Board of Directors and its Compensation Committee.  Executive’s base salary shall be payable in periodic installments in accordance with the terms of the Company's regular payroll practices in effect from time to time during the term of this Agreement, but in no event less frequently than once each month.  Executive’s base salary may be increased from time to time in the discretion of the Board of Directors and its Compensation Committee, but in no event will Executive’s base salary in effect from time to time be reduced from the levels set forth in this Section 4(a).

(b) Bonus.  Executive shall participate in the Company’s annual cash incentive compensation plan for senior managers as determined by the Board of Directors and its Compensation Committee from time to time (the “Annual Incentive Plan”).  Any cash bonus earned pursuant to the Annual Incentive Plan shall be payable in a single lump sum payment not later than one hundred and twenty (120) days after the end of the Company’s fiscal year.  In order to be eligible for receipt of this bonus, Executive must be employed by Company on the last day of the fiscal year for which the bonus is payable, subject to the payment provisions provided for in Section 6 hereof.

(c) Benefits.  Executive shall be entitled to participate in and receive benefits at active executive levels and costs under any and all employee benefit plans and programs which are from time to time generally made available to the employees of the Company, subject to approval and grant by the Governance Committee of the Board with respect to programs calling for such approvals or grants and consistent with plan terms.  Per the standard executive package, Executive will be granted four (4) weeks paid time off each year of the Contract Term.

(d) Equity Compensation.  Executive shall be eligible to participate in the 2005 Equity Compensation Plan, and any successor plan providing for compensation in the form of restricted or unrestricted stock, stock options and other equity-related compensation provided by the Company to its employees (“Equity Compensation”).  Any Equity Compensation granted to Executive will be subject to the standard terms and conditions of the 2005 Equity Compensation Plan or any successor plan.  Options that are currently held by Executive, or any additional Equity Compensation granted to Executive will expire one (1) year following Executive’s date of separation of employment pursuant to Section 6(b) of this Agreement, or one (1) year following Executive’s date of separation of employment pursuant to Section 6(c), except that upon Executive’s retirement, disability or death (as those terms are defined in the Stock Option Agreement or other form of agreement relating to such Equity Compensation), such options will expire three (3) years following such event.

In the event of a Change in Control, as that term is defined in the 2005 Equity Compensation Plan, all unvested options or other Equity Compensation will immediately vest in accordance with the agreements relating to such Equity Compensation.  If Executive’s employment is terminated by the Company without Cause before the anticipated date that these options are to vest, all unvested options that are scheduled to vest within one year after Executive’s separation of employment will immediately vest as of the date of employment separation.  In the event Executive’s employment is terminated in any manner other than by the Company without Cause before the anticipated date that these options are to vest, no unvested options will vest.

(e) Automobile Allowance.  Executive shall be entitled to an automobile allowance in the amount of seven hundred fifty dollars ($750.00) per month.  Executive shall be solely responsible for the procurement of such vehicle and for payment of all expenses regarding the operation, insurance and maintenance of the said vehicle.

Section 5.  Expenses.  It is acknowledged that Executive, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses.  The Company will pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties hereunder within fifteen days from date Executive or his representative submits a request for such reimbursement.  Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Section 6.  Termination.

(a) For Cause.  The Company’s Board of Directors may terminate the Executive's employment under this Agreement at any time for Cause.  “Cause” is defined as (i) a material act of dishonesty by Executive in connection with his responsibilities as an Executive, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv) continued substantial violation of his employment duties after Executive has received a written demand for performance from the Company’s Board of Directors which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

(b) Without Cause by Company.  The Company’s Board of Directors may terminate the Executive's employment under this Agreement at any time without Cause.  If the Company breaches any term of this Agreement and fails to cure such breach within thirty (30) days of notice of such breach from the Executive, and if Executive terminates his employment with the Company within thirty (30) days after the period for the cure of the breach by the Company expires, the Company shall be deemed to have terminated the Executive's employment hereunder without Cause.  If the Company terminates the Executive’s employment in accordance with this paragraph, the Executive shall be entitled to continuation in payment of his Base Salary for twelve months following the date of termination; additionally, Executive will be entitled to a pro-rated portion of the bonus described in paragraph 4(b) above and to continued coverage under the health and welfare employee benefit plans and programs described in paragraph 4(c) at active executive levels and costs for twelve months following the date of termination.  Payment of all salary continuation and pro-rated bonus payments described in this paragraph are contingent on (i) Executive’s compliance with restrictive covenants provided in Section 7 of this Agreement and (ii) Executive’s execution of a release of all claims arising from his employment with the Company, in such reasonable form as may then be used by the Company respecting termination of employees.

In the event the Company determines that any severance or termination payments provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and; (A) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law); and; (B) reduction of such payments to the amount necessary to avoid the application of such excise tax would result in Executive retaining an amount that is greater than the amount he would retain if such payments were made without such reduction but after the application of such tax; then such payments shall be delivered as to such lesser extent which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code.  Any determination required under this paragraph shall be made by the Company’s accountants, whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Company’s accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this paragraph.  The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this paragraph.  In the event this paragraph applies, then unless otherwise agreed by the parties, lump sum payments shall be reduced before periodic payments reduced to the extent necessary to avoid imposition of such excise taxes.

Notwithstanding the foregoing, in the event that the timing of any of the payments or benefits described in this Agreement would cause Executive to incur adverse tax consequences due to application of Section 409A of the Code or the regulations thereunder, the parties agree to negotiate in good faith the revision of the timing of such payments and/or benefits to avoid such adverse tax consequences, but in no event shall such payments and/or benefits be reduced.

(c) Without Cause by Executive.  The Executive may terminate the Executive's employment under this Agreement at any time upon giving at least sixty (60) day’s advance written notice.  If the Executive terminates the Executive’s employment in accordance with this paragraph, the Executive shall be entitled to continuation in payment of his Base Salary and to continued coverage under the Company’s employee benefit plans and programs described in Section 4(c) hereof until the end of the month following said notice.

(d) Non-Renewal Deemed Termination.  The timely notice by the Company under Section 3 of this Agreement not to extend the Contract Term for a subsequent one year period shall be deemed a termination without Cause by the Company under this Agreement.

(e) Termination Upon Death Or Disability.  This Employment Agreement shall terminate immediately upon the death of Executive or, at the discretion of the Board of Directors of the Company, upon Executive becoming disabled such that Executive becomes qualified for Long Term Disability Benefits.

(f) Accrued Compensation and Benefits.  In all cases of Executive’s termination of employment, the Company shall, promptly following Executive’s separation of employment, pay to Executive (or, in the case of Executive’s death, his surviving spouse, if any, otherwise his estate) any earned but unpaid salary, bonus, accrued vacation benefits, and other compensation together with reimbursement for unpaid expenses approved by the Company.   In addition, Executive shall be entitled to benefit continuation and conversion rights as required by law or as permitted by the Company’s employee benefit plans and programs described in paragraph 4(c).

Section 7.  Restrictive Covenants.

(a) Confidential Data.  The Executive will hold in a fiduciary capacity and will not reveal, communicate or divulge during the period of his employment by the Company or thereafter, any information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company, which relates to the names of the customers, finances, technical data concerning products or services, or any other secret or confidential information, knowledge, data, trade secrets, inventions, drawings, file data, test data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers’ identities, characteristics and agreements, financial information and projection, employee files and all analyses, compilations, studies, reports, records or other documents or materials which contain, or are prepared on the basis of, any such non-public information of the Company, of any firm owned by the Company, or any of its affiliates, which was learned through or as a result of employment by the Company.

(b) Covenant Not to Compete.  In consideration for the benefits provided in this Agreement and his employment with Company, during the term of this agreement, and for twelve (12) months after the termination of this Agreement, whichever is later, the Executive shall not, within the United States, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm which is in the primary business of providing hydroponics or aeroponics products or businesses, or which is otherwise engaged in a business that is directly competitive with that conducted by the Company.  Notwithstanding the foregoing, the Executive may invest in the securities of any corporation whose shares are listed on a national securities exchange or registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

(c) Ownership of Inventions.  Every invention and improvement conceived, invented or developed by the Executive during the term of his employment hereunder relating to the Company’s business, including but not limited to products or services to be manufactured, sold, used or in the process of development by the Company or by any parent or affiliate of the Company during such period of employment, or which may be sold or used in competition with any such product, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (“Intellectual Property”) shall be considered “works made for hire” and are the exclusive property of the Company, its successors and assigns whether or not fixed in a tangible medium of expression. Executive hereby assigns all Executive’s rights, title, and interest, worldwide, in all Intellectual Property and in all related patent applications, patents, copyrights and trademarks, trade secrets, and other proprietary rights therein, to the Company. Executive shall assist and cooperate with the Company, both during and after the period of Executive’s employment with the Company, at the Company's sole expense, to allow the Company to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Intellectual Property. Executive shall sign such documents, and do such things as necessary, to obtain such protection and to vest the Company with full and exclusive title in all Intellectual Property against infringement by others. Executive hereby accepts and appoints an agent or attorney of Company’s choice as Executive's representative to execute documents on Executive’s behalf, for this purpose.  Executive shall not be entitled to any additional compensation for any and all Intellectual Property made during the period of Executive's employment with or consulting for the Company.

(d) Solicitation of Employees.  The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Contract Term and for a period of twenty-four (24) months after the termination of this Agreement, directly or indirectly solicit, interfere with, offer to hire, or induce any person who is or was an officer or employee of the Company or any affiliate (as the term "affiliate" is defined in the Exchange Act) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person.  The restrictions contained in this paragraph 7(d) shall not apply if such solicitation or offer to hire results solely from the response of the employee to: 1) a general advertisement for employment in a newspaper, publication, website, or other public information source; 2) a job posting identified by an independent employment agency or “headhunter”; or 3) any other recruiting effort that is targeted to prospective employees generally. The restrictions contained in this paragraph 7(d) shall not apply to officers or employees of the Company or its affiliates whose periods of employment did not overlap with the periods of employment of Executive.

(e) Return of Property.  Upon termination of employment, and at the request of the Company, the Executive agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.  Upon termination, the Executive shall cease to use all such materials and information set forth under this Section 7(e).

(f) Representations. The Executive represents and warrants to the Company that he has full power and authority to enter into this Agreement and perform his duties hereunder, and that he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Executive from complying with the provisions of this Agreement and that the performance of his duties shall not result in a breach of, or constitute a default under, any agreement, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.  Executive further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement.

(g) Reformation.  If any court shall determine that the duration or scope of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that the provisions set forth herein shall not be terminated but shall be deemed restricted, amended, and/or reformed to the extent necessary to render it valid and enforceable.

(h) Reasonable Restrictions.  Executive acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary protections of the immediate and substantial interests of the Company, that any violation of these restrictions may cause substantial injury to the Company for which the Company has no adequate legal remedy, and that the Company would not have entered into this Employment Agreement with Executive without the additional consideration offered by Executive in binding himself to the provisions of this Section 7.  In the event of a breach or threatened breach by Executive of any provision of this Section 7, the Company shall be entitled to seek a temporary restraining order and preliminary and/or permanent injunction restraining Executive from such breach or threatened breach; provided, however, that nothing herein contained shall be construed to preclude the Company from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief.

(i) Forum for Injunctive Relief.  Notwithstanding any arbitration agreements between Executive and Company, Executive and Company irrevocably consent to personal jurisdiction in the state courts of Colorado, as well as the United States District Court for the District of Colorado, for any matter arising out of or associated with any of the provisions contained in this Section 7 of this Agreement, including its subparts, including but not limited to any action seeking to enforce any of the provisions contained in this Section 7 of this Agreement.  Executive further agrees that venue for any action arising out of or associated with any of the provisions contained in this Section 7 of this Agreement, including its subparts (including but not limited to common law claims or claims under the Uniform Trade Secrets Act or claims under the Computer Fraud and Abuse Act, the Lanham Act, the Stored Communications Act or any similar statutes) shall lie exclusively in the state courts of Colorado covering Boulder County and in the United States District Court for the District of Colorado, regardless of where Executive resides or performs duties for Company.

Section 8.  Arbitration.

The parties agree that any claim, controversy or dispute that may arise directly or indirectly in connection with Executive’s employment or the termination of Executive’s employment, and involving the Company, and/or any employee(s), Director(s), officer(s), or agent(s) of it, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to the making, performance or interpretation of this Employment Agreement; and claims or other disputes arising under any federal or state employment statutes including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; as amended; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; the Family and Medical Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Worker Adjustment and Retraining Notification Act; the Executive Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act; or any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration.  If, however, any party would otherwise be legally required to exhaust administrative remedies to obtain legal relief, that party can and must exhaust such administrative remedies prior to pursuing arbitration.  The only claims between the parties that are not subject to arbitration are claims for workers’ compensation or unemployment compensation benefits, claims for injunctive relief, or other claims specifically exempted from arbitration by this or any subsequent agreement between Executive and Company, including but not limited to those claims referenced in Section 7 above.  By signing this Agreement, Executive voluntarily, knowingly and intelligently waives any right Executive may otherwise have to seek remedies with a court or other forums, including the right to a jury trial.  Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against Executive in court or other forums.  The Federal Arbitration Act, 9 U.S.C. §§ 1-16 (“FAA”) shall govern the arbitrability of all claims, provided that they are arbitrable under the FAA, as it may be amended from time to time.  In the event the FAA does not apply, the Colorado Uniform Arbitration Act shall apply.

A single arbitrator engaged in the practice of law shall conduct the arbitration under the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, unless otherwise agreed to by the parties.  Other than as set forth in this Employment Agreement, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law.  All arbitration proceedings will be confidential.  The prevailing party in any arbitration shall be entitled to receive reasonable attorney fees and costs (to include the fees of the arbitrator).  The arbitrator’s decision and award shall be final and binding as to all claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction.  If any party to this Employment Agreement files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing the initial court action shall pay the other party’s costs and expenses incurred in seeking the stay and/or compelling arbitration, including reasonable attorney fees not to exceed Twenty-Five Thousand Dollars ($25,000.00).  Any arbitration under this Section 7 of this Agreement shall take place within 50 miles of Boulder, Colorado.

Section 9.  General.

(a) Notices.  All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, or by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Agreement:

If to Employer, to:

AeroGrow International, Inc.
Attention: Chief Executive Officer
6075 Longbow Drive, Suite 200
Boulder, CO 80301
Fax:  303-444-0406

If to Executive, to:

H. MacGregor Clarke
32710 El Diente Court
Evergreen, CO 80439

(b) Withholding.  All payments required to be made by Employer under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

(c) Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(f) Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof

(g) Reference to Agreement.  Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

(h) Binding Agreement.  This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Executive and the successors of the Company.  If Executive dies while any amounts would still be payable to him hereunder, such amounts will be paid to Executive’s estate.  This Agreement is not otherwise assignable by Executive.

(i) Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.  This Agreement specifically supersedes the Employment Agreement dated as of May 23, 2008, between Executive and the Company.

(j) Governing Law.  This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

EXECUTED as of the date first above written.

AEROGROW INTERNATIONAL, INC.
/s/ Jack J. Walker
By:	Jack J. Walker
Its:	Chairman
EXECUTIVE:
By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke